EXHIBIT 10.2
March 26, 2025

Jeffery Taylor
[Address]*
[Email address]*

Re: Separation Agreement and General Release

Dear Jeffery:

This letter when signed by you, will constitute the full agreement between you and Franklin Electric Co., Inc., and its subsidiaries, (collectively, “the Company”) on the terms of your separation from employment (this “Agreement”). By entering into this Agreement, neither you nor the Company make any admission of any failing or wrongdoing. Rather, the parties have merely agreed to resolve amicably any existing or potential disputes arising out of your employment with the Company and the separation thereof. Reference is made to the Executive Severance Policy (as the same may be amended from time to time, the “Policy”), which is in effect and which will control the benefits provided under this Agreement.

1.Your employment with the Company will be considered terminated effective March 28, 2025 (“Separation Date”). Given your position, you are not entitled to any vacation accrual, so no payment will be made in respect of accrued vacation.

2.In consideration of your acceptance of this Agreement, you will be entitled to the following items:

(a)As severance pay, the Company will provide you with severance in accordance with the Policy, which provides for twelve months of pay at your present base salary, less ordinary and necessary payroll deductions, plus an amount equal to your target bonus for the twelve-month period (“Severance Pay”). Severance Pay will not be paid until after both the Effective Date (as defined below) and the Separation Date. Severance Pay will be paid in one lump sum on the next scheduled payroll cycle after the Effective Date. In addition, you are eligible to earn pro rata bonus compensation for the period that you were employed in 2025, subject to determination of the level of achievement of the Company’s performance goals under the bonus plan (“2025 Bonus”). Any amounts payable in respect of the 2025 Bonus shall be paid at the same time as bonuses are paid to other similarly situated employees but in no event later than March 15, 2026.

(b)Your Separation Date shall be considered a “qualifying event” for purposes of triggering your right to continue your group health and dental insurance pursuant to federal law (commonly referred to as “COBRA”). However, as additional consideration for your acceptance of this Agreement, and in accordance with the Policy, during the one year period following your Separation Date, the Company will provide to you reimbursement of the monthly COBRA premium paid by you for yourself or your eligible dependents. Such amounts will be reimbursed within 30 days from the date when you timely remit the premium payment. You will receive, under separate cover, information regarding your rights to such continuation coverage.

(c)As additional consideration for your acceptance of this Agreement, you will be provided with outplacement assistance through RightChoice, a third-party outplacement program. Details of this benefit will be provided under separate cover.

(d)Your stock-based awards as of the Separation Agreement will be treated pursuant to the Policy, which is as follows: (i) all such awards that are stock options shall immediately become exercisable on the Separation Date and shall be exercisable for ninety (90) days following the Separation Date, (ii) all restrictions on any time-based awards of restricted stock or restricted stock units shall terminate or lapse and settlement of such restricted stock or stock unit awards shall be made to you within 30 days of the Separation Date and (iii) the vesting of any performance-based stock awards or units held by you will accelerate and any payment due thereon will be paid at the end of the performance period identified in the applicable performance-based award agreement, based on the actual attainment of the performance-based goals.

(e)Except as stated above, all other benefits, bonuses, and compensation end on the Separation Date. However, this Agreement does not affect any existing vested rights that you may have in any Company bonus, deferred
* Personal information redacted

compensation, pension, retirement and/or 401(k) plans. You will receive, under separate cover, information regarding your rights and options, if any, under any said plans.

3.In consideration of the payments and benefits provided to you above, to which you are not otherwise entitled and the sufficiency of which you acknowledge, you do, on behalf of yourself and your heirs, administrators, executors and assigns, hereby fully, finally and unconditionally release and forever discharge the Company and its parent, subsidiary and affiliated entities and all their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors and assigns (collectively “Released Parties”), in their corporate, personal and representative capacities, from any and all obligations, rights, claims, damages, costs, attorneys’ fees, suits and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable under any local, state or federal common law, constitution, statute or ordinance, which arise from or relate to your past employment with the Company or the termination thereof, or any past actions or omissions of the Company or any of the Released Parties, including without limitation, rights and claims arising under the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act of 1967, as amended, or, if applicable, any rights and claims arising under the laws and regulations administered by California’s Department of Fair Employment and Housing. Subject to applicable law, you also warrant that you have not filed or sued and will not sue or file any actions against the Company or any of the Released Parties with respect to claims covered by this release.

You recognize and understand that the foregoing is a general release by which you are giving up the opportunity to obtain compensation, damages, and other forms of relief for yourself. This Agreement, however, is not intended to and does not interfere with the right of any governmental agency to enforce laws or to seek relief that may benefit the general public, or your right to assist with or participate in that process. This release does not prevent you from filing a complaint with the EEOC, NLRB, or any other federal state or local agency charged with the enforcement of any employment laws. By signing this Agreement, however, you waive any right to personally recover against the Released Parties, and you give up the opportunity to obtain compensation, damages, or other forms of relief for you other than that provided in this Agreement.

Further, notwithstanding anything herein to the contrary, nothing in this Separation Agreement shall (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any such report; provided that, you are not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.

4.Non-Competition and Non-Solicitation

(a)The Company. The Company is a manufacturer and seller of components and systems for the movement of water and automotive fuels in residential, commercial, agricultural, industrial, municipal, and fueling applications.

(b)Your Job Duties. You agree that your job duties during your tenure with the Company included the overall management of the Company’s finance function, including strategic counseling and partnering with the Company’s business units.

(c)Your Obligations. For twelve months following the Effective Date:

(i)Non-Competition. You agree that you will not perform the same or substantially the same job duties on behalf of or for the benefit of a Direct Competitor of the Company. For purposes of this Agreement, a “Direct Competitor” is defined as, and expressly limited to any of the following, including their affiliates and assigns: Lorentz, Pentair, Grundfos, Xylem, Cornell, Vontier, Dover, Preferred Pump, Zoeller, and Liberty. You agree that your employment with a Direct Competitor in a similar role would put the Company at a competitive disadvantage and that the restrictions in this paragraph are necessary to prevent unfair competition and the disclosure of the Company’s trade secrets and confidential information.

(ii)Non-Solicitation. You agree that you will not directly or indirectly, individually or on behalf of any person or entity, solicit or induce, or assist in any manner in the solicitation or inducement of: (i) employees of the Company, other than those in clerical or secretarial positions, to leave their employment with the Company (this restriction is limited to employees with whom you have had contact for the purpose of performing your job duties and responsibilities); (ii) customers of the Company to purchase from another person or entity products and services that compete with those offered and provided by the Company (“Competitive Products”) (this restriction is limited to customers with whom you have contact through performance of your job duties and responsibilities or through otherwise performing services on behalf of the Company); or (iii) suppliers of the Company to supply another person or entity providing Competitive Products to the exclusion or detriment of the Company (this restriction is limited to suppliers with whom you have had contact through performance of your job duties and responsibilities or through otherwise performing services on behalf of the Company.)

(d)Reasonableness. You hereby acknowledge and agree that: (i) the restrictions provided in this section are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to you under this Agreement; and (ii) your ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.

(e)Injunctive Relief. You also recognize and agree that should you fail to comply with the restrictions set forth above regarding Non-Competition and/or Non-Solicitation, which restrictions you recognize are vital to the success of the Company’s business, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. Therefore, you agree that in the event of the breach or threatened breach by you of any of the terms and conditions of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court and to secure immediate temporary, preliminary and permanent injunctive relief. In the event the enforceability of any of the covenants in this section are challenged in court, the applicable time period as to such covenant shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

5.You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete and final dissolution of your employment relationship with the Company, and that, therefore, you have no right to be reinstated to employment with or rehired by the Company, and that in the future, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment.

6.You agree to return to the Company all of the Company’s property, including, without limit, any electronic or paper documents and records and copies thereof that you received or acquired during your employment regarding the Company’s practices, procedures, trade secrets, customer lists, or product marketing, and that you will not use the same for your own purpose. Unless required or otherwise permitted by law, you further agree that while you are considering this Agreement and thereafter, you will not disclose to any person or entity or use for your own benefit any information regarding the following:

(a)Any secret or confidential information obtained or learned by you in the course of your employment with the Company with regard to the operational, financial, business, strategies, planning, or other affairs of the Company or its subsidiaries, divisions, or parent companies including, without limitation, proprietary trade “know how” and secrets, financial information and models, customer lists, business, marketing, sales and acquisition plans, identity and qualifications of Company’s employees, sources of supply, pricing policies, proprietary operational methods, product specifications or technical processes; and

(b)The terms of this Agreement or the amount of supplement unemployment pay being paid pursuant to this Agreement, except that you may disclose this information to your spouse and your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you, provided that you first advise them of this confidentiality provision and they also agree to maintain the confidentiality of the Severance Pay and other terms of this Agreement.

7.Subject to applicable law, in the event that you breach any of your obligations under this Agreement, the Company is entitled to stop your supplemental unemployment payments and recover the supplemental unemployment already paid you and to obtain all other relief provided by law or equity

8.It is agreed that neither you nor the Company, or any of its officers, directors or employees, make any admission of any failing or wrongdoing or violation of any local, state or federal law by entering into this Agreement, and that the parties have entered into this Agreement simply to resolve your employment relationship in an amicable manner. While considering this Agreement and at all times thereafter, you agree to act in a professional manner and not make any disparaging or negative statements regarding the Company, or its affiliated companies, and their officers, directors, and employees, or to otherwise act in any manner that would damage the business reputation of the same.

9.You acknowledge that nothing in this Agreement prevents you from discussing or disclosing information about alleged unlawful acts in the workplace, such as harassment, discrimination, or any other conduct that you have reason to believe is unlawful, or from assisting or communicating with others about workplace issues.

10.You acknowledge and agree that this Agreement sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, and that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable.

11.This Agreement shall apply to, and inure to the benefit of, the predecessor, successors, and assigns of the Company and each past, present, or future employee, agent, representative, officer, or director of the Company and any division, subsidiary, parent, or affiliated entity.

12.This Agreement shall be interpreted, enforced, and governed under the law of Indiana.

13.The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

14.Because you have been given the opportunity to thoroughly review this Agreement, the normal rule that ambiguity should be construed against the drafting party shall not be employed in the interpretation of this Agreement.

15.Unless specifically voided herein, any agreement that you have previously entered into with the Company or its affiliated or related entities that by its terms, extends past your Separation Date, remains in full force and effect.

16.You acknowledge that the Company has made no representations as to the taxability or exemption from taxation of any monies or benefits payable or provided to you under this Agreement. You shall be solely responsible for the payment of any taxes and penalties that may be assessed by any taxing authority. You further agree to indemnify and hold the Company harmless from any and all liability, including, without limitation, all penalties, interest and other costs that may be imposed by the Internal Revenue Service or other governmental agencies regarding any tax obligations that may arise from the consideration paid to you under this Agreement. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), to the extent applicable, and shall be interpreted to avoid any taxes or penalties under Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Code Section 409A and, if necessary, any such provision shall be deemed amended to comply with Code Section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring taxes or penalties under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such taxes or penalties will not be imposed.

17.You are hereby advised in writing to consult an attorney prior to executing this Agreement. You have twenty-one (21) days from your receipt of this letter to accept the terms of this Agreement. You may accept and execute this Agreement within those 21 days.

If you accept the terms of this Agreement, please date, and sign this letter and return it to me. Once you execute this Agreement, you have seven (7) days in which to revoke in writing your acceptance by providing the same to me, and such revocation will render this Agreement null and void. If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh day, this Agreement shall be effective the day after the seven-day revocation period has elapsed.

Sincerely,

Franklin Electric

/s/ Joseph A. Ruzynski
Joseph A. Ruzynski
Chief Executive Officer

By signing this letter, I represent and warrant that I am aware of my rights, especially those arising under the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act, and that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the termination thereof. I further acknowledge that the Company advised me in writing to consult with an attorney, that I had at least twenty-one (21) days to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I have read, understand, and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated:	March 27, 2025	Name:	/s/ Jeffery L. Taylor
	(the “Effective Date”)		Jeffery L. Taylor